Exhibit 99.2

Stereotaxis Announces Convertible Note Financing of Up To $24 Million

St. Louis, November 10, 2026 (Globe Newswire) – Stereotaxis, Inc. (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today announced it has entered into definitive agreements with investors for a convertible note financing of up to $24 million.

“We appreciate the confidence and support from several of our long-term shareholders in this oversubscribed financing,” said David Fischel, Chairman and CEO. “Our strengthened balance sheet positions us to execute our strategy and accelerate adoption of our comprehensive portfolio of innovations.”

The financing includes an initial upfront closing of $12 million, and an additional $12 million draw available at Stereotaxis’ option following certain regulatory milestones. The notes carry a 10% annual interest rate, with interest accrued and due at maturity in three years. The notes may be converted into common stock at a conversion price of $1.21 per share, a 30% premium to the 10-day volume weighted average price of Stereotaxis’ common stock prior to closing of the financing.

With this financing, Stereotaxis has $16 million in proforma cash and cash equivalents, with access to an additional $12 million, for total availability of $28 million. The structure of the financing reflects Stereotaxis’ belief that this financing bridges the Company to profitability.

Net proceeds from the financing will be used for working capital, to accelerate product commercialization, research and development, and other general corporate purposes. Additional details on the financing and convertible note securities will be included in the Form 8-K to be filed by Stereotaxis with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 150,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, including statements regarding the completion of the Company’s convertible note financing, the ability to draw additional funds under the convertible note financing following receipt of required regulatory approvals and the anticipated use of proceeds therefrom, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involving the following: the Company’s ability to manage expenses at sustainable levels; acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its technology; competitive factors; changes resulting from healthcare policy, dependence upon third-party vendors; timing of regulatory approvals including as it relates to both the products of our recently acquired subsidiary, Robocath, and our ability to make further draws on the convertible note financing, the impact of pandemics or other disasters, statements generally relating to our recent acquisition of Robocath or our recently announced convertible note financing, including any benefits expected from either of those transactions, as well as any plans, forecasts and other expectations with respect to Robocath’s business following the completion of the transaction; and other risks discussed in the Company’s periodic and other filings with the SEC. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this press release. There can be no assurance that the Company will recognize revenue related to customer purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Stereotaxis Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com